Exhibit 6.1

PROPERTY LISTING ACKNOWLEDGMENT & CONDITIONAL PURCHASE OPTION

PSF Network Platform

Date:	4/3/2026

Property Information

Property Address:

488 NE 18th St, PH03

City / State / Zip:

Miami, FL 33132

Listing Price: $ 575,000

Reference Price

The listing price stated above represents the current market reference price for the property as provided by the listing agent. The purchase price offered by the Issuer, if any, may be based on this listing price and may also reflect additional underwriting analysis, comparable sales data, and other market considerations determined by the Issuer.

Agent Information

Agent Name:

Robert Difranco

Issuer

PSF Network Master Series LLC

A Delaware limited liability company

Purpose

The purpose of this document is to acknowledge that the above property may be presented on the PSF Network platform as a potential acquisition for a securities offering conducted by PSF Network Master Series LLC (the “Issuer”).

Non-Exclusive Listing

This acknowledgment does not create an exclusive relationship.

The property may remain listed on the open market and may be marketed or sold through any channel at the discretion of the seller and listing agent.

Conditional Purchase Option

If the Issuer successfully raises the funds associated with the offering referencing this property, the Issuer may elect to submit an offer to purchase the property.

Any such transaction will require:

•	a separate purchase agreement

•	customary real estate due diligence

•	standard closing conditions

No Obligation

This document does not constitute a binding purchase agreement.

•	The seller is not obligated to sell the property to the Issuer.

•	The Issuer is not obligated to purchase the property.

Property Unavailability

If the property is sold to another buyer or withdrawn from the market prior to acquisition by the Issuer:

•	the associated offering will be terminated

•	investor funds held in escrow will be returned to investors in full.

Seller Awareness

The listing agent confirms that the seller has been informed that the property may be referenced in a potential investment offering on the PSF Network platform and that the Issuer may submit an offer to purchase the property if the associated offering is successfully completed.

Signatures

PSF Network Master Series LLC

By:	/s/ Omar Elghazaly
Name:	Omar Elghazaly
Title:	Authorized Person
Date:	4/4/2026

Listing Agent

Name:	Robert Difranco
Signature:	/s/ Robert Difranco
Date:	4/3/2026